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EXHIBIT 10.33

     THIS AGREEMENT OF PURCHASE AND SALE OF STOCK (this "Agreement"), dated September ___, 1997, by and among UNITED AMERICAN HEALTHCARE CORPORATION, a Michigan corporation (the "Seller"), CORPORATE HEALTHCARE FINANCING, INC., a Michigan corporation (the "Company") and CHF ACQUISITION, INC., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

          WHEREAS, Seller is the owner of all the issued and outstanding capital stock of the Company; and

          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the issued and outstanding shares of capital stock of the Company on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in order to set forth the terms and conditions of the purchase and sale of stock and the manner of carrying the same into effect, the parties hereto hereby agree as follows:

          1. Purchase and Sale of Stock. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller will sell, transfer, convey, assign and deliver to Purchaser (or a designated affiliate of Purchaser as contemplated by Section 2(b) hereof), and Purchaser will purchase all of the issued and outstanding shares of capital stock (the "Stock") of the Company.

          2. (a) Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Stock by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller, Purchaser agrees, in full payment therefor, to deliver to Seller at the Closing (as herein defined) the sum of Thirty Million Dollars ($30,000,000.00) by wire transfer or certified or cashier's check (the "Purchase Price").

               (b) Acquisition by Affiliates. Notwithstanding anything to the contrary in this Agreement, Purchaser may cause the Stock to be acquired by one
(1) or more affiliates of Purchaser; provided, however, that Purchaser shall remain liable for all obligations of Purchaser hereunder. The term "affiliates" as used in this Section 2(b) shall have the same meaning as set forth under the definition of "affiliates" in Rule 405 of the Securities Act.

               (c) Tax Election. Seller and Buyer hereby agree to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Regulations promulgated thereunder (the "Tax Election"), with respect to the Stock to be purchased and sold hereunder. In connection therewith, within thirty (30) days after Closing,



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Seller and Purchaser shall file with the Internal Revenue Service (the "IRS")
and the appropriate state taxing authorities Form 8023-A and any other documents necessary to make the Tax Election. At least fifteen (15) days prior to Closing, the Company shall arrange for an appraisal of its tangible and intangible assets (other than cash and cash equivalents). The parties shall thereafter allocate (the "Allocation") the Purchase Price in accordance with
Section 338 of the Code and the Regulations promulgated hereunder for purposes of completing Form 8023. Any dispute regarding the Allocation shall be resolved by the joint decision of the Baltimore and Detroit offices of Grant Thornton, LLP. The Seller and Purchaser each agree to give notice to the other and to diligently defend the Allocation on a consistent basis in the event that any income tax returns of the Seller or Purchaser (including the individual shareholders of the Purchaser, if Purchaser is an S corporation) is examined by the IRS or any other taxing authority and the Allocation, or any tax reporting positions taken with respect thereto, is the subject, in whole or part of each examination. The parties acknowledge that the effect of the Tax Election will be to treat the transaction contemplated hereby as an asset sale for state and federal income tax purposes, but for all other purposes the transaction shall be treated as a stock purchase. In the event either Seller or Purchaser fails to make any necessary filing or takes any other action that would cause the Election to be ineffective, then the party failing to do so shall indemnify the other party from any additional costs or taxes or loss of deductions, including interest and penalties, as a result of such failure. Purchaser shall further indemnify Seller from such additional costs or taxes if the IRS independently disqualifies the election as a result of any action or inaction by Purchaser.

          3. (a) Closing. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of Kaplan, Heyman, Greenberg, Engelman & Belgrad, P.A., 10th Floor-Sun Life Building, 20 South Charles Street, Baltimore, Maryland 21201 as soon as practicable, but in any event no later than the earlier of (i) January 12, 1998 (the "Outside Date") or (ii) one hundred twenty (120) days after the contingencies described in
Section 15(c)(iv) are satisfied or waived, or at such other time and place as the parties may agree. Purchaser shall give Seller five (5) days advance written notice of the date and time of Closing. The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date."

               (b) Further Action.

                    (i) Seller, Purchaser and the Company each agree to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

                    (ii) Seller and the Company, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all consents of any governmental authority and of any third party (collectively, the "Consents") necessary to be obtained in order to consummate the sale and transfer of the Stock pursuant to this Agreement and the consummation of the other transactions contemplated hereby.


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                    (iii) Seller and the Company will coordinate and cooperate with Purchaser in exchanging such information and supplying such assistance as may be reasonably required by Purchaser in connection with this Agreement and the consummation of the other transactions contemplated hereby.

                    (iv) At all times prior to the Closing, Seller and the Company, on the one hand, and Purchaser, on the other hand, shall promptly notify the other in writing upon becoming aware of any fact, condition, event or occurrence that will or may result in the failure to satisfy any of the conditions precedent to the transactions contemplated by this Agreement as set forth in Section 15 hereof.

          4. Seller's Obligations at Closing; Further Assurances.

               (a) At the Closing, Seller agrees to deliver, or cause to be delivered, to Purchaser (and, as applicable, execute):

                    (i) stock certificates representing the Stock, duly endorsed in blank, with signatures guaranteed by a commercial bank satisfactory to Purchaser, and with all necessary stock transfer stamps, if any, attached;

                    (ii) resignations of such of the directors and officers of the Company and Statutory Benefits Management Corporation, a Michigan corporation ("SBMC"), and United American Network Services, Inc., a Michigan corporation (collectively the "Subsidiaries") thereof as shall have been requested by Purchaser which requests shall be at least three (3) days prior to Closing, effective immediately, which resignations shall include a statement that the Company is not indebted or obligated to the resigning party in any way whatsoever, or at the option of Seller and the Company, the Company may remove such officers who fail to submit their resignation upon request;

                    (iii) certificates as to the good standing of the Company and the Subsidiaries, and its payment of franchise taxes and filing of required reports, from the appropriate officials of the jurisdictions in which the Company and the Subsidiaries are incorporated or qualified and authorized to do business as a foreign corporation all dated within thirty (30) days of the Closing;

                    (iv) the opinion of Seller's counsel, Raymond & Walsh, P.C., in form attached hereto as Exhibit 4(a)(iv).

                    (vi) a certified copy of resolutions adopted by the Seller's and the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement;


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                    (vii) a copy of the Company's Articles of Incorporation, as amended, certified by the Office of the Secretary of State of the State of Michigan, and a true and correct copy of the By-Laws of the Company as certified by the secretary of the Company;

                    (viii) a copy of the certificate of incorporation, as amended, of the Subsidiaries certified by the office of the Secretary of State of its incorporation (or other applicable governing body), and a true and correct copy of the By-Laws of each such Subsidiary as certified by the secretary of each such Subsidiary;

                    (ix) an Assignment and Assumption Agreement (the "Lease Assignment") in a form specified by the Landlord for the assignment by Seller to the Purchaser of the Lease between Baltimore Center Associates Limited Partnership and the Seller, as amended to the date hereof (the "Lease"), which Assignment and Assumption Agreement shall be duly executed by Seller;

                    (x) a release, duly executed by Seller, in form attached hereto as Exhibit 4(a)(x) pursuant to which Seller shall release the Company from any and all obligations, except obligations pursuant to a Tax Service Agreement dated or intended to be dated of even date herewith;

                    (xi) the certificate required pursuant to Section 15(b)(iv) hereof;

                    (xii) all Consents;

                    (xiii) all other documents and instruments required to be delivered to Purchaser by Seller and the Company pursuant to this Agreement.

               (b) At any time and from time to time after the Closing, at Purchaser's request and expense, without further consideration, Seller shall execute and deliver such other additional instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary or desirable (i) in order to transfer, convey and assign to Purchaser, and confirm Purchaser's title to, the Stock and (ii) to put Purchaser in actual possession and operating control of all of the business, properties, assets and goodwill of the Company thereof. In addition thereto, Seller shall take such action and execute such documents or instruments as may be reasonably requested by Purchaser, and as may be reasonably necessary, in connection with any governmental or regulatory matters or filings required to be made by Purchaser in connection with the transactions contemplated hereby.

               (c) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchaser or the Company thereunder; any transfer or assignment to

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Purchaser by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use reasonable efforts to obtain such approval or consent after the Closing Date until such time as such consent or approval has been obtained.

          5. Purchaser's Obligations at Closing.

               (a) At the Closing, Purchaser agrees to deliver, or cause to be delivered, as the case may be, to Seller (and, as applicable, execute):

                    (i) the Purchase Price as provided in Section 2 hereof;

                    (ii) a certified copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement;

                    (iii) a copy of Purchaser's certificate of incorporation, as amended, certified by the Office of the Secretary of State of Delaware, and a true and correct copy of the by-laws of Purchaser as certified by the secretary of Purchaser;

                    (iv) an opinion of Purchaser's counsel, Kaplan, Heyman, Greenberg, Engelman & Belgrad, P.A., in form attached hereto as Exhibit 5(a)(iv);

                    (v) a waiver duly executed by Spencer Vavas of any right that he may have to receive a ten percent (10%) ownership interest in SBMC;

                    (vi) all other documents and instruments required to be delivered to Seller pursuant to the provision of this Agreement.

               (b) At any time and from time to time after the Closing, at Seller's request and expense, without further consideration, Purchaser shall execute and deliver such other additional instruments as Sellers may reasonably deem necessary to evidence Purchaser's obligations under this Agreement, and Purchaser agrees to take such actions as may be reasonably necessary to carry out the purposes and intentions of this Agreement.

          6. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows. Whereever herein a representation is made "to the knowledge of Seller," the knowledge of Seller only shall be deemed to include the knowledge of Julius Combs, Ronald Dobbins, Jagannathan Vanaharam, Paul Samuels and Danny McNeal and any attorneys, accountants or financial institutions with whom the foregoing individuals may have consulted regarding the Company, and shall be deemed to specifically exclude the knowledge of Pamela Lee, Louis J. Nicholas, Keith B. Sullivan, Spencer Vavas and Sanford K. Walters, and any


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attorneys or accountants with whom the foregoing individuals may have consulted regarding the Company

               (a) Organization, Standing and Qualification. The Company and each of the Subsidiaries, as the case may be, (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan or the laws of the state or country of its incorporation, as the case may be; (ii) has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties in the places where such business is now conducted and such properties are now owned, leased or operated; and (iii) is duly qualified, licensed and in good standing as a foreign corporation authorized to do business in the states listed on Schedule 6(a) annexed hereto, which are the only states where the failure to be so qualified would have a material adverse effect on the condition, financial or otherwise, of the Company. The Company has delivered to Purchaser true and complete copies of (i) the certificate of incorporation of the Company and all amendments thereto, certified as true and correct by the Office of the Secretary of State of the State of Michigan, (ii) the certificate of incorporation of each of the Subsidiaries and all amendments thereto, certified as true and correct by the Secretary of State of the state of its incorporation (or other applicable governing body), (iii) the by-laws of the Company as presently in effect, certified as true and correct by the Company's secretary and (iv) the by-laws of each subsidiary of the Company as presently in effect, certified as true and correct by such subsidiary's secretary. For purposes of Sections 6 through 18 hereof, the term "Company" shall be deemed to include the Company and each of the Subsidiaries unless the context requires otherwise.

               (b) Subsidiaries. Except the Subsidiaries, (i) the Company has no subsidiaries; (ii) the Company owns all of the outstanding capital stock of all of the Subsidiaries; (iii)the Company has no interest, directly or indirectly, and has no commitment to purchase any interest, directly or indirectly, in any other corporation or in any partnership, joint venture or other business enterprise or entity; and (iv) there are no securities of any subsidiary of the Company directly or indirectly convertible, exercisable or exchangeable for any of the capital stock of any subsidiary of the Company, including, but not limited to, any options, warrants, rights, agreements, understandings or commitments, vested or unvested, of any nature whatsoever relating to the capital stock of any subsidiary of the Company.

               (c) Transactions with Certain Persons. The Company has not directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of the Company), in the ordinary course of business or otherwise (i) the Seller, or (ii)any person who is an employee, director or officer of the Seller, other than Louis J. Nicholas (the "Seller Related Parties"). Except as set forth on Schedule 6(c) annexed hereto, the Company does not owe any amount to, or have any contract with or commitment to the Seller or the Seller Related Parties. Except as set forth on Schedule 6(c) annexed hereto, no part of the property or assets of Seller are used by the Company. Except as set forth on Schedule 6(c) annexed hereto, no

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part of the property or assets of the Company are used by Seller for its benefit or any purpose not related to the business of the Company.

               (d) Execution, Delivery and Performance of Agreement; Authority. Except as set forth on Schedule 6(d) annexed hereto, neither the execution, delivery nor performance of this Agreement and all other agreements to which Seller is a party required to be delivered by Seller pursuant to Section 4(a) hereof (which documents are hereinafter sometimes collectively referred to as "Seller's Related Agreements") (i) will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of the Seller's or the Company's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, applicable law, rule or regulation or any order, judgment or decree to which Seller or the Company, as the case may be, is a party or by which any of them may be bound or materially or adversely affected or (ii) require any consent, authorization, approval or any other action by, or any notice to, or filing or registration with, any Governmental Authority or other third party, in any case, which, if not obtained, would have a material adverse effect upon the Company. Except as set forth on Schedule 6(d) annexed hereto, no other party, including, without limitation, any present or former partner, shareholder in common with, or employee of the Company or Seller have, may or will have any right to any of Seller's interest in the Company or the proceeds of the sale of the Stock. Except as set forth on Schedule 6(d) annexed hereto, no Consent is required to be obtained or made by Seller or the Company in connection with the execution and delivery of this Agreement or the Seller's Related Agreements and to consummate the transactions contemplated hereby. Seller and the Company each have the full power and authority to enter into this Agreement and, as applicable, Seller's Related Agreements and to carry out the transactions contemplated hereby, as applicable, all proceedings required to be taken by them to authorize and approve the execution, delivery and performance of this Agreement and Seller's Related Agreements have been properly taken, and this Agreement and Seller's Related Agreements constitute valid and binding obligations of Seller and the Company, enforceable in accordance with their terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally. The execution, delivery and performance of this Agreement and Seller's Related Agreements have been duly authorized, to the extent required by Applicable Law and by all requisite corporate and shareholder action of Seller, if necessary.

               (e) Capitalization. The authorized capital of the Company consists of Sixty Thousand (60,000) shares, no par value per share, of which One Thousand (1,000) shares are issued and outstanding on the date hereof. All of the shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the presently authorized, issued and outstanding shares of capital stock of the Company are owned by Seller. Except as otherwise disclosed on Schedule 6(e) annexed hereto, there are no outstanding subscriptions, rights, options, warrants, calls, contracts, demands, commitments, convertible


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securities or other agreements or arrangements of any character or nature whatsoever under which the Company or Seller are or may become obligated to issue, assign or transfer any shares of the capital stock of the Company.

               (f) Ownership of the Company's Capital Stock. Seller is the lawful record and beneficial owner of all of the Company's capital stock free and clear of any liens, claims, encumbrances or restrictions of any kind. Neither the Company nor the Seller nor any of their respective Affiliates is a party to or otherwise subject to any agreement, understanding or arrangement regarding the transfer, sale, disposition, purchase, acquisition or voting of the Stock. Upon the delivery thereof to Purchaser at Closing, together with executed stock transfer forms in respect thereof, Purchaser will acquire good, marketable and valid title to the Stock free and clear of any liens, claims, encumbrances or restrictions of any kind.

               (g) Financial Statements. Seller has delivered to Purchaser copies (initialed by the Company's secretary and identified with a reference to this Section 6(g)) of the following financial statements (hereinafter, collectively, the "Financial Statements"), copies of which are annexed hereto as
Schedule 6(g), all of which are true, accurate and correct, and have been prepared in good faith from the books and records of the Company in conformity with generally accepted accounting principles ("GAAP"), in each case consistently applied and fairly present the financial position and results of operations of the Company at such dates and for the periods then ended:

                    (i) Consolidated Balance Sheets, and related statements of income, shareholders' equity and cash flows (including the notes thereto) of the Company audited by Grant Thornton LLP as at June 30, 1996, June 30, 1995 and June 30, 1994 and for the periods then ended; and

                    (ii) Unaudited Consolidated Balance Sheets and related statements of income, shareholders' equity and cash flows (including the notes thereto, if any) of the Company prepared by the Company as of March 31, 1997 and for the nine (9) month period then ended. (The Balance Sheet and related income statement for the period ended March 31, 1997 is hereinafter referred to as the "Balance Sheet" or the "March 31 Balance Sheet" and the date March 31, 1997 is hereinafter referred to as the "Balance Sheet Date").

               (h) Absence of Undisclosed Liabilities. As of the Balance Sheet Date, except as (i) reflected in the Balance Sheet or (ii) disclosed in the notes thereto or (iii) set forth on Schedule 6(h) annexed hereto or (iv) disclosed elsewhere in this Agreement or in the Schedules annexed hereto, or (v) incurred in the ordinary course of business of the Company by the Company, to the knowledge of the Seller, the Company had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever.

               (i) Taxes. (i) Except as set forth on Schedule 6(i) annexed hereto, all Taxes imposed by the United States or by any foreign country or by any state, municipality,


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subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Company or the Subsidiaries, and all interest and penalties thereon, whether disputed or not, have been paid in full; and all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed prior to the expiration of any available extension periods. Except as set forth on Schedule 6(i) annexed hereto, the Company is not currently delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, or, to its knowledge, proposed or assessed against it, and there is no basis for any such deficiency or claim. Except as set forth on Schedule 6(i) annexed hereto, there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to the Company. As used in this Agreement, "Taxes" shall include, without limitation, all federal, state, provincial, local, foreign or other income, alternative minimum, accumulated earnings, add-on, personal holding company, franchise, capital stock, net worth, capital, profits, gross receipt, value added, sales, use, goods and services, transaction, excise customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, charges, fees, severance, environmental (including, taxes under Section 59A of the Code, real property, gains tax, personal property, ad valorem, intangibles, rent, occupancy, license, estimated or other similar tax, duty or other governmental charge or assessment or deficiency thereof, including all interest and penalties thereon and additional thereto whether disputed or not).

                    (ii) Except for the Tax Service Agreement described in
Section 4(a)(x) hereof, there are no tax sharing agreements or arrangements or tax indemnity agreements between the Company and any other person.

                    (iii) The Company has no liability for the Taxes of any person (A) under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law),(B) as a transferee or successor, C) by contract or (D) otherwise.

               (j) Absence of Changes or Events. Except as set forth on Schedule 6(j) annexed hereto, since the Balance Sheet Date, to the knowledge of Seller, the Company has conducted its business only in the ordinary course and has not:

                    (i) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, properties, assets, liabilities or condition, financial or otherwise, of the Company;

                    (ii) discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current


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liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

                    (iii) declared or made any payment of dividends or other distribution to its shareholders or upon or in respect, of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

                    (iv) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

                    (v) sold, transferred, leased to others or otherwise disposed of any of its assets except in the ordinary course of business, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

                    (vi) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with, respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

                    (vii) entered into any agreement or made any commitment, whether written or oral, to take any of the types of action described in subparagraphs (i) through (vi) above.

               (k) Litigation. Except as set forth on Schedule 6(k) annexed hereto, to the knowledge of Seller, there are no claims, charges, legal actions, suits, arbitrations or other legal or administrative proceedings (or governmental investigations) nor any order, decree or judgment in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to the Company, its officers or directors (including, without limitation, Seller), its properties, assets or business, and except as set forth on such schedule, Seller does not know of any basis for the same.

               (l) Title to Properties. To the knowledge of Seller, the Company has good, marketable and insurable title to all of the properties and assets it owns and uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the Balance Sheet. Except as set forth on Schedule 6(l) annexed hereto, to the knowledge of Seller, none of such properties and assets are subject to any loan agreement, conditional sale or title retention agreement, equipment obligation, lease purchase agreement, mortgage, indenture, pledge, security agreement, guaranty, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever (excluding trade and account payables), direct or indirect, whether accrued, absolute,


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

contingent or otherwise (collectively, "Encumbrances").

               (m) No Guaranties. To the knowledge of Seller, the Company has not guaranteed the obligations or liabilities of any other person, firm or corporation, including, but not limited to, the Seller or any of its other subsidiaries.

               (n) Absence of Certain Business Practices. Except as set forth on Schedule 6(n) annexed hereto, to the knowledge of Seller neither the Seller nor the Seller Related Parties, nor any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit, of a material nature to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of the Company or (iii) if not continued in the future, might adversely affect the assets, business, operations or prospects or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

               (o) Lease. The Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. To the knowledge of Seller, neither the Seller nor the landlord under the Lease is (or upon the consummation of the transactions contemplated hereby, will be) in default, violation or breach in any respect under the Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease. The Lease has not been pledged, mortgaged, assigned, modified or amended by the Seller. The Seller has good and valid title to the leasehold estate under the Lease free and clear of all liens.

               (p) Employee Benefit Plans. The only employee benefit plans sponsored by Seller in which the employees of the Company participate are the United American Healthcare Corporation Employee's Retirement Plan and the United American Healthcare Corporation Stock Purchase Plan (the "Benefit Plans"). True and correct copies of all plan documents with respect to the Benefit Plans are attached hereto and made a part hereof as Schedule 6(p) (the "Benefit Plan Documents"). All requirements of the Benefit Plan Documents and applicable law, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), have been fulfilled in all material respects by Seller with regard to the Benefit Plans and the administration thereof and shall continue to be fulfilled through the Closing. With respect to the Benefit Plans, Seller has not received notice from any present or former employee of the Company making a claim as a result of a violation by Seller or the Company of the Benefit Plan Document or ERISA, and Seller does not know of any facts which would form the basis of such a claim. With respect to the Stock Purchase Plan, Seller shall refund any contributions made by the Company's employees for the period commencing July 1, 1997 as soon as administratively possible after Closing in accordance with the terms of Employee Stock Purchase Plan, but not later than ninety (90) days after Closing.

               (q) Disclosure. No representation or warranty by the Seller contained in this Agreement or in any other document furnished or to be furnished by the Company or Seller in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Stock with adequate information as to the Company and its condition (financial or otherwise), properties, assets, liabilities, business and prospects and Seller has disclosed to Purchaser in writing all material adverse facts known to them related to the financial condition, assets, liabilities and business of the Company.

     7. Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller as follows:

               (a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and all other agreements to which Purchaser is a party required to be delivered by Purchaser pursuant to Section 5(a) hereof (which documents are hereinafter sometimes collectively referred to as "Purchaser's Related Agreements") and to carry out the transactions contemplated by this Agreement. Purchaser has delivered to Seller copies of Purchaser's certificate of incorporation, and all amendments thereto, and the by-laws of Purchaser as presently in effect, each certified as true and correct by Purchaser's secretary.

               (b) Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement and Purchaser's Related Agreements by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of Purchaser's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and Purchaser's Related Agreements have been properly taken, and this Agreement and Purchaser's Related Agreements constitute the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally.

               (c) Litigation. There is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect or, to Purchaser's knowledge, threatened against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement and the Purchaser's Related Agreements and Purchaser does not know or have any reason to be aware of any basis for the same.

     8. Non-Competition.

               (a) Non Competition. Seller agrees that it will not solicit any present, or former customers of the Company in connection with the performance of any work related directly to the Company's business, or become involved in, represent in anyway, be connected with or perform any work related to the business of the Company, in the geographic area designated by a one hundred mile radius from each of the offices of the Company listed on Schedule 8(a) attached hereto, for the period from the date of this Agreement until three (3) years after the Closing Date. Seller agrees that its promise herein made so to refrain from soliciting customers and from engaging in the business of the Company means that it will not, directly or indirectly, either on its own account or as a partner, agent or consultant of or for any person, firm, association or corporation, or stockholder of any corporation, solicit customers or engage in the business of the Company, as stated herein. For purposes of this Agreement, the business of the Company shall be defined as the provision of services related to self funded health insurance programs (excluding Third Party Administrative related activities), worker's compensation risk management and third party liability management.

               (b) Records of the Company. The Seller, during the course of its ownership of the Stock may have worked on and been consulted with respect to matters for clients of the Company. All such matters are highly confidential. The Seller acknowledges and agrees that the Seller has not and shall acquire no rights to any of this information. All records, notes, memoranda, files, financial statements, client and client lists, brochures, documents and all other similar material relating to the Company or the business of the Company or those of its clients (hereinafter referred to as the "Records") which have or shall come into the possession of the Seller, shall remain and be deemed to be the property of the Company. The Seller shall return any originals and all copies of the Records determined to be in its possession and as specifically requested by Purchaser in writing, delivered to the Company at or after Closing.

               (c) Non-Disclosure. Except with the prior written consent of the Company, which consent is within the sole discretion of the Company, the Seller agrees that it will not directly or indirectly, disclose or reveal (except as Seller is required to disclose by court order, summons, subpoena or similar process of law or to Seller's attorney in connection with the foregoing) to or use for the benefit of Seller or others, the confidential information of the Company or its clients including, but not limited to proprietary information, secrets, the lists of the Company's clients, the lists of employees of the Company, any secret or confidential information or data regarding the business of the Company, any secret or confidential information or data concerning the clients or prospective clients of the Company. Such business methods and secrets shall include but are not limited to programs, data systems, processes, computer programs, computer systems, equipment and configurations, financial information, pricing policies, names of employees, names of clients, any information contained on any Records and all other business knowledge and techniques of the Company.

               (d) Remedies. Seller acknowledges that a violation of any of the agreements or covenants contained in this paragraph 8 by it could cause irreparable injury to the Purchaser and the Company and there may be no adequate remedy at law for such violation. In the event of a breach or a threatened breach by Seller, its officers, directors or employees of the provisions of this paragraph 8, the Company and/or the Purchaser shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin the violating party or any of its representatives, agents, or employees, in a court of equity from violating any of the provisions hereof.

               The parties acknowledge that the restrictions contained herein are reasonable, but agree that if any court of competent jurisdiction shall hold such restrictions unreasonable as to time, geographic area, activities, or otherwise, such restrictions shall be deemed to be reduced to the extent necessary in the opinion of the court to make them reasonable.

               This subsection shall not be construed to limit in any manner whatsoever any other rights and remedies an aggrieved party may have by virtue of any breach of this Agreement.

               The covenants of the Seller set forth herein are a part of the essence of this Agreement; they shall be construed as independent of any other provisions in this Agreement; and the existence of any claim or cause of action of Seller against the Purchaser, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement of these covenants.

          9. Tax Information; Tax Returns; Disputes; Tax Indemnity.

               (a) After the Closing Date, (i) Purchaser shall provide such assistance as may reasonably be requested by Seller in connection with the preparation of any tax return, the conduct of any audit or the defense of any litigation or other proceeding with respect to any Tax liability of the Company for any period prior to or including the Closing Date, including the period from July 1, 1997 through the date of Closing, and (ii) Purchaser shall retain, or shall cause to be retained, for the appropriate period any records or information that may be relevant to any such return or audit. The assistance provided for in this Section shall include providing such information as might reasonably be expected to be of use in connection with any audit or the defense of any litigation. Any information provided shall be held in confidence by the recipient thereof and shall not be disclosed by the recipient in any manner whatsoever and shall not be used by the recipient other than in connection with such return, audit or litigation without the written consent of the supplier of the information, except as required by law. The term "audit" as used in this Section 9 shall include any inquiry, examination or other conduct of any taxing authority or any judicial or administrative proceedings.

               (b) The Seller shall prepare and timely file (or cause to be prepared and timely filed) for all taxable periods ending on or before the Closing Date, including the period from July 1, 1997 through the Closing Date all tax returns required to be filed after the Closing Date with respect to which the Company or the assets of the Company are liable or otherwise in any way subject; and Seller shall be responsible for and shall pay all Taxes attributable to such period.

               (c) Seller will pay all sales, transfer and documentary taxes, if any, payable in connection with the sale of Stock to Purchaser hereunder.
Seller shall prepare and file and the Purchaser shall cooperate in the filing of all returns relating to any tax described in this Section 9(c), if any.

               (d) Seller shall be entitled to any refunds or credits of Taxes, or interest and penalties received by the Company attributable to Taxable Periods (or portions thereof) ending on or prior to the Closing Date.

          10. Indemnification.

               (a) Seller hereby indemnifies and agrees to defend and hold Purchaser harmless from, against and in respect of (and shall, subject to the other provisions of this Agreement, on demand reimburse Purchaser for):

                    (i) any and all loss, liability or damage suffered or incurred by the Company or Purchaser by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller or, prior to the Closing Date, by the Company contained herein or in any certificate, document or instrument delivered by Seller or the Company to Purchaser hereunder, provided that, Seller shall not be liable for any loss, liability, or damage suffered by the Company or Purchaser as a result of any untrue representation or warranty with respect to the Company, which, when made, was known by the Purchaser, Pamela Lee, Keith Sullivan, Spencer Vavas and/or Sanford Walters, to be inaccurate or untrue;

                    (ii) any violation of Seller's obligations under Sections 8 or 9 hereof;

                    (iii) any and all loss, liability or damage suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller with respect to this Agreement or any of the transactions contemplated hereby; and

                    (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to (i) through (iii) above or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

               (b) In the event that the Closing occurs, Seller shall not be entitled to contribution or any other payments from the Company for any amounts that Seller is obligated to pay pursuant to this Section 10.

               (c) Purchaser shall indemnify, defend and hold Seller harmless from, against and in respect of (and shall, subject to the other provisions of this Agreement, on demand reimburse it for):

                    (i) any and all loss, liability or damage suffered or incurred by Seller by reason of or resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein or in any certificate, document or instrument delivered to Seller hereunder.

                    (ii) any and all liabilities or obligations of Seller assumed by Purchaser hereunder, including, but not limited to, obligations under the Lease;

                    (iii) any and all actual loss, liability or damage suffered or incurred by Seller by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby; and

                    (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to (i) through (iii) above or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

               (d) Seller, on the one hand, and Purchaser, on the other hand, shall not be required to indemnify the other under this Section 10 hereof unless the aggregate amounts for which indemnity would otherwise be due thereunder exceeds One Hundred Thousand Dollars ($100,000.00) (the "Indemnification Basket"), in which case Seller, on the one hand, or Purchaser, on the other hand, shall, as the case may be, be responsible for all such indemnifiable amounts in excess of the Indemnification Basket due pursuant to this Section 10. Notwithstanding the foregoing to the contrary, the Indemnification Basket shall not apply to a breach of a representation, warranty or covenant contained in (i)
Section 6(i) (Taxes) hereof; (ii) Section 9 (Tax Matters) and (iii) Section 8 (Non-Competition) and, in such event, Seller's obligation thereunder shall indemnify Purchaser therefor from the first dollar.

               (e) Any indemnifiable liability or reimbursement under this
Section 10
shall be limited to the amount of damages (of any nature) subject to indemnification sustained by a party hereto, net of any applicable insurance payments actually received, other reimbursement or tax benefit actually realized by such party.

               (f) If a claim by a third party is made against a party hereto (an "Indemnified Party"), and if an Indemnified Party intends to seek indemnity with respect thereto under this Section 10, the Indemnified Party shall promptly notify the party required to indemnify the Indemnified Party pursuant to this
Section 10 (an "Indemnifying Party") of such claim (the "Indemnity Notice"); provided, however, that failure by an Indemnified Party to notify an Indemnifying Party of such claim shall not effect the Indemnified Party's right to seek indemnification so long as the Indemnifying Party is not materially prejudiced by such failure to have been notified of such claim. The Indemnifying Party shall have ten (10) days after receipt of the Indemnity Notice to undertake, conduct and control, through counsel of its own choosing and at its expense, but reasonably acceptable to the Indemnified Party, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith including execution of all lawful, true and correct powers of attorney as reasonably required by the Indemnifying Party; provided, however, that with respect to settlements entered into by the Indemnifying Party, the Indemnifying Party shall obtain the release of the claiming party in favor of the Indemnified Party. If the Indemnifying Party undertakes, conducts and controls the settlement or defense of such claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, providing that the fees and expenses of such counsel shall be borne by the Indemnified Party. With respect to indemnification provided for hereunder, the Indemnified Party shall not pay or settle any such claim so long as the Indemnifying Party is reasonably contesting any such claim in good faith. Notwithstanding the immediately preceding sentence, the Indemnified Party shall have the right to pay or settle any such claims, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

               (g) Subject to the limitations set forth in Sections 10(d)-(f), if the Indemnifying Party does not notify the Indemnified Party within fifteen
(15) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its good faith reasonable judgment at the expense of the Indemnifying Party subject to the other terms and provisions of this Section 10.

          11. Nature and Survival of Representations and Warranties; Rules Regarding Indemnification and Other Actions.

               (a) All statements, representations, warranties and indemnities made by each of the parties to this Agreement (and in any schedule or exhibit annexed hereto) are and shall be true and correct as of the date hereof and as of the Closing Date, and each of them shall survive the Closing as provided in section 11(b) hereof and shall be subject to Section 10 hereof.

               (b) No claim shall be made or enforced against an Indemnifying Party, whether pursuant to Section 10 hereof or by an action at law or any other action including, but not limited to, a claim of a breach of a representation and warranty (collectively, "Other Action") unless and to the extent that the Indemnity Notice or notice of an Other Action shall have been given by the party seeking indemnification or instituting an Other Action to the Indemnifying Party not later than eighteen (18) months after the Closing Date or, (i) with respect to any claim arising under any Benefit Plans, the date upon which the applicable statute of limitations has expired, or, (ii) in the case of Taxes, the date upon which the applicable period of limitation on assessment or refund of any relevant tax has expired; provided that claims asserted pursuant to an Indemnity Notice prior to the expiration of the applicable survival period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

          12. Conduct of Business Prior to Closing.

               (a) Prior to the Closing, the Company shall conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its business and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and Seller and the Company will use their best efforts to preserve the business of the Company, to keep available to Purchaser the services of the Company's present officers and employees, to preserve for the benefit of Purchaser the goodwill of the Company's suppliers and customers and others having business relations with it, including, without limitation, the following:

                    (i) Liabilities. Consistent with past practice, the Company shall pay or discharge its current liabilities when the same become due and payable, except for such liabilities as may be subject to a good faith dispute or counterclaim.

                    (ii) Litigation. Seller shall promptly notify Purchaser of any lawsuits, claims, proceedings or investigations which after the date hereof are commenced or, to the knowledge of Seller, threatened against the Company or against any shareholder, officer, employee, consultant or agent with respect to the Company or the transactions contemplated by this Agreement.

                    (iii) Compliance with Laws. Seller and the Company will take such action as may be necessary to materially comply with all laws, statutes, rules and regulations applicable to it as they relate to the conduct of the Company's business.

                    (iv) Continued Effectiveness of Representations and Warranties. Seller shall use its best efforts in its capacity as the sole shareholder and the employer of a majority of the Board of Directors of the Company to conduct the business of the Company in such a manner so that the representations and warranties contained in Section 6 hereof shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Seller and the Company shall promptly give to Purchaser notice of any event, condition or circumstance occurring from the date hereof through the Closing Date which would constitute a violation or breach of their representations, warranties, covenants or agreements contained in this Agreement.

               (b) Without limiting the generality of Section 12(a) hereof, prior to the Closing, Seller or the Company will not without Purchaser's prior written approval:

                    (i) change the Company's certificate of incorporation or by-laws or merge or consolidate or obligate the Company to do so with or into any other entity;

                    (ii) enter into any contract, agreement, commitment or other understanding or arrangement which is not in the ordinary course of the business of the Company; or

                    (iii) perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in
Section 6(j) hereof which would have been inconsistent with the representations and warranties set forth therein had the same occurred after the Balance Sheet Date and prior to the date hereof, or which would not be in the ordinary course of the business of the Company.

               (c) Seller shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in Section 6 hereof or the Schedules referred to therein which occurs prior to the Closing.

          13. Access to Information and Documents. So long as this Agreement is in effect, Seller and the Company will give Purchaser and Purchaser's attorneys, accountants, consultants, employees, agents and other representatives full and immediate access to the Company's personnel and all properties, documents, contracts, information, books, work papers and records of the Company, including the electronic media format of such items, and will furnish Purchaser with copies of such documents (certified by the Company's officers if so requested) and with such information with respect to all properties, assets, books, contracts, commitments, reports and records as Purchaser may from time to time request, including, without limitation, such books, records, documents and any other information relating to any predecessor to the Company's business, and Purchaser will not improperly disclose the same. Any furnishing of such information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representations and warranties made in this Agreement. Seller shall reasonably cooperate with Purchaser to permit Purchaser to start maintaining the Company's financial books and records on Purchaser's computer system and software as of the Closing Date, including providing the information in such electronic format as is required by the Purchaser. Seller shall permit Purchaser to use Seller's "Platinum" accounting software for 30 days after Closing, for a fee payable by Purchaser to Seller at Closing in the amount of Five Thousand Dollars ($5,000.00).

          14. Exclusive Dealing. In consideration of the substantial expenses which Purchaser will incur in connection with the consummation of the transaction contemplated hereby, until the earlier to occur of (i) the date this Agreement is terminated under Section 16 hereof, or (ii) the Outside Date (as herein defined), Seller shall not, and shall cause the Company not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Stock, the Company's assets or business, in whole or in part, whether through a purchase, merger, consolidation or other business combination, except for any proposed transaction under active consideration as of July 25, 1997 with respect to all of the Seller's business. During the period described above, Seller shall promptly inform Purchaser of any inquiries or proposals received with respect to the foregoing.

          15. Conditions Precedent.

               (a) Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Purchaser and Seller) on or prior to the Closing Date of the condition that: the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other governmental authority; no court or other governmental authority shall have determined any applicable law to make illegal the consummation of the transactions contemplated by the Agreement or the transactions contemplated hereby; and no proceeding with respect to the application of any such applicable law to such effect shall be pending.

               (b) Conditions to Obligations of the Purchaser. All obligations of the Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing or such earlier date as set forth herein, and Seller and the Company shall exert their test efforts to cause such conditions to be fulfilled:

                    (i) Unless otherwise provided herein, all representations and warranties of Seller and the Company contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and, unless otherwise provided herein, shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects.

                    (ii) All covenants, agreements of this Agreement to be performed before the Closing shall have been performed in all material respects.

                    (iii) Since the date of this Agreement, there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of the Company.

                    (iv) There shall be delivered to Purchaser a certificate executed by the Seller, dated the date of the Closing, certifying the conditions set forth in paragraphs (i), (ii) and (iii) of this Section 15(b) have been fulfilled.

                    (v) All documents required to be delivered to Purchaser pursuant to Section 4 of this Agreement or otherwise in connection with this Agreement at or prior to the Closing shall have been so delivered.

                    (vi) On or before ninety (90) days after the satisfaction of Seller's condition set forth in Section 15(c)(iv), Purchaser shall have obtained equity or debt financing of the Purchase Price and Purchaser's working capital requirements, in such amounts and upon such terms and conditions, as are satisfactory to the Purchase in its sole discretion.

                    (vii)  Purchaser shall have received all Consents.

               (c) Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing or such earlier date as set forth herein, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

                    (i) All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects.

                    (ii) All obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

                    (iii) There shall be delivered to the Seller a certificate executed by the President and Secretary of Purchaser, dated the date of the Closing, certifying the conditions set forth in paragraphs (i) and(ii)of this
Section 15(c) have been fulfilled.

                    (iv) On or before September 12, 1997, Seller shall have obtained approval of its Board of Directors, an affirmative fairness opinion from Roney & Co., Detroit, Michigan and any lender approval specifically required under any loan documents to which Seller is a party.

                    (v) Purchaser shall have delivered to the Seller, a release from Louis J. Nicholas ("Nicholas") and Keith B. Sullivan of any obligation of Seller pursuant to their respective Employment Agreements with the Company dated May 7, 1993, provided that it shall be a condition of the release by Nicholas that Seller agree to (i) nominate and recommend to Seller's shareholders the election of Nicholas for one (1) additional term of three (3) years as a member of the Seller's Board of Directors (the "Board") prior to the expiration of his current term, and (ii) use Seller's best efforts to cause its shareholders to elect Nicholas as a member of the Board to the additional term described above.

                    (vi) All documents required to be delivered to the Seller pursuant to Section 5 of this Agreement or otherwise in connection with this Agreement at or prior to the Closing shall have been so delivered.

          16. (a) Termination. This Agreement may be terminated at any time prior to the Closing Date:

                    (i)  by the written agreement of Purchaser and the Seller;
                    (ii) by either the Seller or Purchaser by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. E.T. on January 6, 1998 (the "Outside Date"), unless such date shall be extended by the mutual written consent of the Seller and Purchaser.

                    (iii)  by the Purchaser by written notice to the Seller if
(A) the representations and warranties of the Seller shall not have been true and correct in all respects as of the date when made, (B) Seller defaults under any of the terms and conditions contained in this Agreement and such default is not cured within ten (10) days after written notice from Purchaser, or (C) if any of the conditions precedent set forth in Section 15(b) shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled by the Outside Date, provided that with respect to the condition set forth in
Section 15(b)(vi), Purchaser must give the notice of termination on or before the date fixed for satisfaction of the condition precedent in Section 15(b)(vi), and if no notice is given, the condition shall be deemed waived.

                    (iv) by the Seller by written notice to Purchaser if (A) the representations and warranties of Purchaser shall not have been true and correct in all respects as of the date when made, (B) Purchaser defaults under any of the terms and conditions contained in this Agreement and such default is not cured within ten (10) days after written notice from Seller, or (C) if any of the conditions precedent set forth in Section 15(c) shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled by the Outside Date, provided that with respect to the condition set forth in Section 15(c)(iv), Seller must give the notice of termination on or before the date fixed for satisfaction of the condition precedent in Section 15(c)(iv), and if no notice is given, the condition shall be deemed waived.

               (b) Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 16(a) hereof, this Agreement shall become null and void and have no further force and effect, without any liability in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of the directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates of any party hereto, except for any liability resulting from such party's breach of this Agreement.

               (c) Breach. In the event of a breach by a party of the terms and conditions of this Agreement, which breach is not cured within any applicable grace or notice periods herein contained, the non-breaching party(ies) shall have the right to exercise any right or remedy permitted under this Agreement or allowed by law or equity, including the right to recover any and all damages incurred as a result of the breach, which damages shall be paid within ten (10) days of demand therefore by the non-breaching party. Additionally, Purchaser shall have the right to sue for specific performance in the event of a breach by Seller. In the event that either party brings an action to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorney's fees and costs in connection therewith.

               (d) Break-up Fee. If, as a result of a breach by the Seller, the Closing does not occur by the Outside Date, and within twelve (12) months after the Outside Date, either Seller or the Company closes a transaction relating to the acquisition of any of the Stock or a material portion of the Company's assets or business (other than in a transaction involving a business combination of the Seller, including a merger or sale of all or substantially all of the assets or stock of Seller), in whole or in part, whether through a purchase, merger, consolidation or other business combination of the Company (collectively, a "Subsequent Sale"), then, immediately upon such closing, and in addition to all other remedies herein contained, Seller shall pay (or cause the Company to pay) to Purchaser the sum of One Million Dollars ($1,000,000) (the "Break-up Fee"). Notwithstanding the foregoing, such Break-up Fee shall be payable by Purchaser to Seller in the event that the Closing does not occur as specified above due to any breach by Purchaser. Additionally, in the event of termination by Seller under Section 16(a)(iv)(C) as a result of failing to obtain an affirmative fairness opinion, the Break-up Fee shall be due from Seller to Purchaser in the event of a Subsequent Sale within the twelve (12) month period described above at a price equal to or less than Thirty Three Million Dollars ($33,000,000), provided that at such time, the Company does not have substantially less book value or annual income than as of the date hereof or events beyond the control of Seller dictate the sale of the Company at an amount equal to or less than $33,000,000 (i.e. a material adverse change in the Seller's financial condition). If Purchaser is not entitled to the Break-up Fee pursuant to the foregoing sentence, then for a period of one (1) year after the Outside Date, in the event that Seller or Company receive an offer from an outside offeror to acquire any or all of the Stock or all or any material part of the assets of the Company, Seller shall give Purchaser written notice thereof, and Purchaser shall have a right of first refusal for the purchase upon the same terms contained in the outside offer, which right of first refusal shall be exercised by written notice from Purchaser to Seller within thirty (30) days of the date of Seller's original notice. If Purchaser exercises the foregoing right of first refusal, then Seller or the Company (as the case may be) shall be obligated to sell to Purchaser the Stock or assets covered by the outside offer in accordance with the terms of the outside offer. In the event that Purchaser does not exercise the right of first refusal, then Seller or the Company (as the case may be) shall have the right for a period of four months to sell to the outside offeror the Stock or assets covered by the outside offer in accordance with the terms of the outside offer, without having to give Purchaser additional notice.

          17. Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:


         In the case of Seller:  United American Healthcare Corporation
                                 Julius V. Combs, M.D.
                                 Chairman and Chief Executive Officer
                                 1155 Brewery Park Boulevard, Suite 200
                                 Detroit, Michigan 48207

         With a copy to:         John Walsh, Esq.
                                 Raymond & Walsh, P.C.
                                 35055 W. Twelve Mile Road, Suite 114
                                 Farmington Hills, MI 48331


         If to the Company:      CHF ACQUISITION, INC.
                                 111 S. Calvert Street
                                 Baltimore, MD 21202
                                 Attn: Sanford K. Walters and Keith B. Sullivan

         With a copy to:         Barry Weiskopf, Esquire
                                 Kaplan, Heyman, Greenberg, Engelman
                                 & Belgrad, P.A.
                                 10th Floor, Sun Life Building
                                 20 S. Charles Street
                                 Baltimore, MD 21201


(In addition, without constituting notice hereunder, the parties shall use reasonable efforts to send by facsimile to counsel for the party to whom notice is to be sent copies of all notices sent by such party). Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the third calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

          18. Miscellaneous.

               (a) This Agreement, including, without limitation, the schedules and other documents referred to herein, together with that certain letter of intent dated July 25, 1997 between the Seller and Purchaser hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings with respect hereto, and may not be modified or amended except by a written agreement signed by all of the parties hereto.

               (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

               (c) This Agreement shall be binding upon and inure to the benefit of each party hereto, its successors and assigns.

               (d) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

               (e) Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

               (f) Except as otherwise provided herein or in agreements delivered in connection with this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring the same.

               (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

               (h) This Agreement and all amendments hereto shall be governed by, construed and enforced in accordance with the internal laws of the State of Maryland without reference to principles of conflict of laws.

               (i) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

               (j) All schedules and exhibits attached hereto shall be incorporated by reference herein as if set forth herein in full.

               (k) Except as and to the extent required by law, without the prior written consent of the other party, neither Seller, the Company nor the Purchaser shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communications with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding the Agreement, the transaction contemplated hereby or any of the terms, conditions or other aspects of the Agreement. If any such disclosure is required by law, in the opinion of counsel for the Purchaser and/or Seller, as the case may be, each party shall consult with the other regarding the form and content of the disclosure, and neither party shall make any disclosure without prior written notice to the other party. Purchaser hereby acknowledges that Seller is a publicly-traded corporation listed on the NYSE, and is thereby subject to extensive disclosure requirements regarding its business. Notwithstanding the foregoing, each party may disclose the existence of this transaction to its attorneys, accountants, investment advisors, lenders and similar parties reasonably required to assist that party in completing this transaction, provided any party to whom disclosed must agree to the provisions of this Section 18(k).

               (1) Except as and to the extent required by law, without the prior written consent of the other party, neither Seller, the Company nor the Purchaser shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communications with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding the Agreement, the transaction contemplated hereby or any of the terms, conditions or other aspects of the Agreement. If any such disclosure is required by law, in the opinion of counsel for the Purchaser and/or Seller, as the case may be, each party shall consult with the other regarding the form and content of the disclosure, and neither party shall make any disclosure without prior written notice to the other party. Purchaser hereby acknowledges that Seller is a publicly-traded corporation listed on the NYSE, and is thereby subject to extensive disclosure requirements regarding its business. Notwithstanding the foregoing, each party may disclose the existence of this transaction to its attorneys, accountants, investment advisors, lenders and similar parties reasonably required to assist that party in completing this transaction, provided any party to whom disclosed must agree to the provisions of this Section 18(k). The Seller, on the one hand, and Purchaser, on the other hand, represent and warrant to the other that there is no obligation to pay any commission, finder's fee, broker's fee or similar charge in connection with the transactions provided for in this Agreement, resulting from any agreements or other action of such representing party.

               (m) This Agreement is not intended to, and shall not confer any rights upon, any parties other than the express parties hereto.




[THIS   SPACE   INTENTIONALLY   LEFT    BLANK]

     IN WITNESS WHEREOF, the parties hereto
have caused this Agreement to be duly executed as of the day and year first above written.


    WITNESS:               UNITED AMERICAN HEALTHCARE
                             CORPORATION


    /s/ Danny McNeal      By: /s/ Dr. Julius Combs, Chairman and CEO (SEAL)
    ------------------       ---------------------------------------

                                       Seller

                          CORPORATE HEALTHCARE FINANCING, INC.


    /s/ Barry Weiskopf    By: /s/ Keith B. Sullivan, President (SEAL)
    ------------------       ---------------------------------

                                      Company

                          CHF ACQUISITION, INC.



    /s/ Barry Weiskopf    By: /s/ Pamela L. Lee, Executive Vice President (SEAL)
    ------------------       -------------------------------------------

                                             Purchaser